EXHIBIT 16.1

Jewett Schwartz & Associates, Inc.

2514 Hollywood Blvd, Suite 508

Hollywood, Florida 33020

May 17, 2005

US Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, NW

Washington, DC  20549

Dear Sirs:

We have read the statements of Andean Development Corporation pertaining to our firm included under Item 4.01 of Form 8-K/A dated May 17, 2005 and agree with such statements as they pertain to our firm except that the Auditor’s  Reports  on  the financial statements for the  Registrant for  the fiscal  year  ended  December 31, 2003 did contain an  adverse  opinion  in that  we raised the uncertainty expressed by previous auditors that the Company will continue as a going concern.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ JEWETT, SCHWARTZ & ASSOCIATES

JEWETT, SCHWARTZ & ASSOCIATES

Hollywood, Florida

May 17, 2005